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Exhibit 3(i)

                       Restated Articles of Incorporation
                                of Veritec, Inc.,
                        A Nevada Corporation Pursuant to
                   Chapter 11 Plan of Reorganization Confirmed
                                   May 3, 1997



To The Secretary of State
State of Nevada

It is hereby certified that:

                                       I.

1. The name of the corporation, which is a corporation organized under the laws of the State of Nevada, is Veritec, Inc. (The Corporation).

             a.  The undersigned are Van Thuy Tran, President, and Jack E.
                 Dahl, Chief Financial Officer and Secretary of the Corporation, respectively.

             b. The Corporation's Original Articles of Incorporation were filed with the Nevada Secretary of State on September 8, 1982. Certificates of Amendment to said Articles were filed with the Nevada Secretary of State on:

                              March 1, 1985
                              June 1, 1985
                              January 25, 1993


                                       II.

The principal office or place of business shall be located at:

                                1430 Orkla Drive
                          Golden Valley, MN 55427-3935


                                      III.

The nature of the business or objectives to be transacted, promoted or carried on by the Corporation shall be research and all other lawful activities.

                                       IV.

The Corporation is authorized to issue only two classes of shares designated "Common Stock" and "Preferred Stock" respectively. The number of shares of stock authorized to be issued is:

Type of Stock                         Shares Authorized                   Par Value per share
-------------                         -----------------                   -------------------
Common                                20,000,000                          No par value per share

Preferred                             10,000,000                          No par value per share



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                                       V.

The Corporation shall, to the extent allowed by law, indemnify any person (including his or her heirs, executors, and administrators) threatened with or made a party to any action, civil or criminal, or investigative by reason of the fact that he or she is a director, officer, employee, or agent of the corporation or is or was serving as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise of the direction of the Corporation against expenses (including attorney's fees) judgments, fines, and amounts paid in settlement reasonably incurred by him in the connection with such action, suit or proceeding. This right of indemnification is non-exclusive.


                                       VI.

The name and residence address within the State of Nevada of the Corporation's resident agent shall be:

                     The Corporation Trust Company of Nevada
                                  6100 Neil Rd.
                                    Suite 500
                                 Reno, NV 89511


                                      VII.

The shares of stock of this Corporation shall not be subject to assessment to pay the debts of the Corporation.

VIII.

The duration of the Corporation shall be perpetual.

In the Plan of Reorganization, Confirmed by the Court on May 3, 1997, the Court approved a restatement of the Articles of Incorporation and new By-Laws. The foregoing Articles of Incorporation have been approved by a unanimous vote of the Board of Directors at a Board of Directors Meeting of the Corporation on December 21, 1999, pursuant to 78.315(2) of the Nevada Revised Statutes.

Executed on December 21, 1999


                                             Veritec, Inc.


By  /s/ Van Thuy Tran
    ---------------------------------
    Van Thuy Tran
    President


By  /s/ Jack E. Dahl
    ---------------------------------
    Jack E. Dahl
    Secretary